Exhibit (i)(2)

K&L Gates LLP One Lincoln Street Boston, Ma 02111-2959 T +1 617.261.3100 klgates.com

May 5, 2023

DriveWealth ETF Trust

15 Exchange Place

10th Floor

Jersey City, NJ, 07302

Re:	Registration Statement on Form N-1A for DriveWealth ETF Trust (the “Trust”) (File Nos. 333-268359; 811-23837)

Ladies and Gentlemen:

We hereby consent to the reference to our firm as counsel to the Trust in the Statement of Additional Information of the DriveWealth ICE 100 Index ETF, a series of the Trust, dated April 24, 2023, and as included in Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A filed on March 23, 2023.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP